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                                                                   EXHIBIT 10.24


                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into to become effective on April 15, 1998, by and between MULTIMEDIA GAMES, INC., a Texas corporation (the "Company"), and LARRY D. MONTGOMERY, an individual ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to retain Consultant on an exclusive basis as an independent consultant, in order to utilize Consultant's knowledge and expertise in matters of interest to the Company and its affiliates, including Indian gaming and regulatory matters, and Consultant desires to provide such knowledge and expertise to the Company and its affiliates and to perform certain services in connection therewith; and

         WHEREAS, the Company and Consultant desire to enter into this Agreement to set forth their respective rights and obligations.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

         1. Independent Consultant. The Company does hereby engage Consultant, effective April 15, 1998, as a consultant and advisor with respect to the matters set forth in Section 3 hereof and Consultant hereby accepts such engagement for the compensation hereinafter set forth. Prior to April 15, 1998, Employee shall remain a regular employee of the Company.

         The Company and Consultant specifically understand and agree that Consultant is and shall be and remain at all times under this Agreement an independent contractor and not the servant, agent or employee of the Company, and that Consultant shall be free from interference or direction from the Company as to his day-to-day activities in the performance of his duties hereunder. Except as otherwise expressly provided in Section 4 hereof, Consultant shall not be considered under the provisions of this Agreement as having employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension, stock bonus, profit-sharing, or any other benefit available to a regular employee of the Company.

         2. Term. The term of this Agreement shall commence on April 15, 1998, and continue until December 31, 2002 (the "Scheduled Term"), unless this Agreement is earlier terminated as hereinafter set forth. The period commencing with April 15, 1998, and ending on the date of any termination of this Agreement is hereinafter called the "Term".

         3. Duties. During the Term of this Agreement, Consultant agrees to consult with the Company through its Chairman of the Board and President (or any Vice President identified to Consultant by the Chairman of the Board or President) with respect to various matters, including but not limited to advice and assistance in connection with Indian gaming and regulatory matters. Consultant agrees to devote an average of forty (40) hours per week for forty-four (44) weeks a year



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(pro rated as to the number of weeks remaining during the period commencing with the date of this Agreement and ending with December 31, 1998) and to perform such duties diligently and to the best of his ability. Consultant further agrees that he will not during the Term of this Agreement be an independent contractor to, or an employee of, or provide any services to, any other person that provides goods and services in competition with, or whose interests or adverse to those of, the Company.

         4. Compensation. As compensation for all duties performed by Consultant under this Agreement:

         (a) During the Term of this Agreement, the Company shall pay Consultant at the rate of one hundred twenty six thousand dollars ($126,000) per annum, payable in bi-monthly installments of $5,250.00 each, on the fifteenth day and the last day of each calendar month, commencing with April 30, 1998 and ending with the last day of the Term.

         (b) During the Scheduled Term of this Agreement, the Company shall pay all premiums on all life, disability and health insurance with respect to Consultant and his spouse in order to provide benefits to Consultant and his spouse to the same extent enjoyed by them on Consultant's last day of employment with the Company.

         (c) Consultant was granted a Stock Option on January 8, 1998, pursuant to the Company's 1996 Stock Incentive Plan (the "1996 Plan") to purchase 15,000 shares of the Company's Common Stock at a price of $10.50 per share, as evidenced by a separate Stock Option Agreement between the Company and Consultant.

         5. Reimbursement for Expenses. Consultant shall be reimbursed for his reasonable expenses incurred in connection with the performance of his duties hereunder to the extent the same have been authorized in advance by the Chairman of the Board, President or Chief Financial Officer of the Company and Consultant submits proper documentation with respect thereto.

         6. Taxes. Any taxes or similar charges assessed against Consultant as a result of the compensation received by him hereunder shall be for the account of Consultant.

         7. Termination. The Company shall have the right at its option to terminate this Agreement for any reason or for no reason by delivering, at any time after December 31, 1998, a written notice to Consultant. Such written notice shall specify the date of termination of this Agreement which in no event shall be earlier than one hundred eighty days (180) days' from the date such written notice is delivered to Consultant. Consultant shall also have the right at his option to terminate this Agreement for any reason or for no reason by delivering, at any time after December 31, 1998, a written notice of termination to the Company. Such written notice shall specify the date of termination of this Agreement which in no event shall be earlier than ninety (90) days' from the date such written notice is delivered to the Company. The Term of this Agreement shall also terminate upon the death of Consultant.

         8. Confidential Information. Consultant shall not, without the prior written consent of the Company, publish, disclose or make accessible to any person, firm or corporation, or himself use, any "Confidential Information" (as hereinafter defined), relating to the Company and its affiliates



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which Consultant may now possess or may obtain or create prior to the termination of this Agreement. "Confidential Information" shall include all information, whether oral or written, respecting the Company's and its affiliates' business, including, but not limited to, existing, proposed or prospective acquisitions and investments, customers, marketing techniques or strategies, pricing policies, cost information, commercial relationships, financial results and research and development. "Confidential Information" shall not include information which is public knowledge or which shall become public knowledge through no direct or indirect involvement on the part of Consultant.

         9. Authority. Consultant shall not have the authority, express or implied, to bind the Company and its affiliates with respect to any matter, except with the prior consent of the Chairman of the Board or President (or identified Vice President) of the Company, which consent may be given orally or in writing.

         10. Indemnity. The Company shall indemnify and hold harmless Consultant against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney's fees) incident to any suit, action, investigation, claim or proceeding which Consultant may incur or may suffer by reason of providing services pursuant to this Agreement or by reason of acting for or on behalf of the Company pursuant to any authority granted or delegated to Consultant under this Agreement; provided, that the foregoing indemnification shall not include or apply to any liability arising by reason of any act or omission of Consultant which resulted from his fraud, gross negligence or willful misconduct or breach or default under this Agreement or any such power or authority.

         11. Remedies. Consultant acknowledges that the Company would have no adequate remedy at law and would be irreparably harmed if Consultant would breach any of the provisions of Section 8 above and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any such breaches or threatened breaches and to specific performance of such terms in addition to any other legal or equitable remedies. Consultant further agrees that he shall not in any proceeding in equity relating to the enforcement of Section 8 above raise the defense that the Company has an adequate remedy at law. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

         12. Severability. If any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement in any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

         13. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed delivered on the date personally delivered by hand, facsimile or by similar means, or on the third
(3rd) day after mailing if mailed to the party to whom notice is to be given by first class mail, postage prepaid and properly addressed as follows:



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         If to Consultant:

               Larry D. Montgomery
               1920 S.W. Union Road
               Topeka, Kansas 66615
               Telecopy:  (913) 256-6038

         If to the Company:

               Multimedia Games, Inc.
               7335 South Lewis Avenue
               Suite 204
               Tulsa, Oklahoma  74136
               Attention: President
               Telecopy:  (918) 497-1391

Either party may change its address for purposes of this Section 13 by giving the other party written notice of the new address in the manner set forth above.

         14. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other.

         15. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Oklahoma.

         16. Outstanding Options. Except for options granted to Consultant under the 1996 Plan (which shall remain in full force and effect in accordance with their terms), the vesting of all other options granted to Consultant pursuant to the Company's 1994 Employee Stock Option Plan shall be accelerated to April 15, 1998, and Consultant shall have the right until April 15, 1998, to exercise all or any part of such options in accordance with their terms.

         17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement. This Agreement may not be amended or modified except by a writing signed by both parties.

         18. Captions. The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.


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         IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the day and year first above written.

                                       MULTIMEDIA GAMES, INC.



                                       By:
                                          --------------------------------------
                                          Name: Gordon T. Graves
                                          Title: Chairman of the Board


                                       CONSULTANT



                                       -----------------------------------------
                                       Larry D. Montgomery